As filed with the Securities and Exchange Commission on February 23, 2021
Registration No. 333- _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JANEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	86-1005291
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

80 Eighth Avenue
New York, New York 10011
(212) 373-5895
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JANEL CORPORATION 2017 EQUITY INCENTIVE PLAN
(Full title of the plan)

Dominique Schulte
President and Chief Executive Officer
Janel Corporation
80 Eighth Avenue
New York, New York 10011
(212) 373-5895
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
(410) 332-8552

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:  Large Accelerated Filer ☐ Accelerated Filer ☐  Non-Accelerated Filer   ☐ Smaller Reporting Company ☒  Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	100,000 shares	$12.00	$1,200,000.00	$130.92

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers 100,000 shares of common stock, par value $.001 per share (“Common Stock”), of Janel Corporation, a Nevada corporation (the “Company”), issuable pursuant to the Janel Corporation 2017 Equity Incentive Plan (the “2017 Plan”). In addition, this registration statement also covers any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Represents the shares of Common Stock which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2017 Plan plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the 2017 Plan.

(3)
Estimated solely for purposes of determining the registration fee.  The proposed offering price per share and the maximum aggregate offering price are computed pursuant to Rule 457(h) of the Securities Act based upon the average of the high and low market prices of the Registrant’s common stock shares as reported on the OTC Pink Tier as of February 17, 2021 in accordance with Rule 457(c) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees and participants in the Janel Corporation 2017 Equity Incentive Plan (as from time to time amended, the “2017 Plan”) to which this Registration Statement relates, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The registrant, Janel Corporation (the “Company”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). The Company will also furnish without charge all other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Requests should be directed to Janel Corporation, 80 Eighth Avenue, New York, New York 10011, Attention: Vincent Verde, Treasurer and Secretary, telephone number (212) 373-5895.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this registration statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, until such time as this registration statement is no longer in effect:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 filed with the SEC on January 13, 2021;

(ii)	The Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2020 filed with the SEC on February 11, 2021; and

(iii)
Description of the Company’s Common Stock contained in the registration statement for such class of securities filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides the Company with the power to indemnify any of its directors and officers. Such indemnification shall apply provided the director or officer has conducted himself or herself in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Company's best interests; a presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation must not have been rebutted; and the acts must not have constituted a breach of a fiduciary duty of such officer or director involving intentional misconduct, fraud or a knowing violation of law. In a criminal action not by the Company or in its right, the director, officer, employee or agent must not have had reasonable cause to believe his or her conduct was unlawful.

Article 7 of the Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation") and Article VIII of the Company's Amended and Restated Bylaws ("Bylaws") provide that the Company shall indemnify its directors and officers to the full extent permitted by Nevada Law. The indemnification provisions in the Articles of Incorporation and Bylaws may be sufficiently broad to permit indemnification of said directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

Exhibit Number	Description of Exhibits

5.1	Opinion of Bailey Kennedy, LLP, as to legality of Shares to be issued

10.1	Janel Corporation 2017 Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s current Report on Form 8-K filed May 11, 2018)

23.1	Consent of Bailey Kennedy, LLP (included in their opinion in Exhibit 5.1)

23.2	Consent of Prager Metis CPAs, LLC, independent certified public accountants

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd  day of February, 2021.

JANEL CORPORATION

By:	/s/ Dominique Schulte
Dominique Schulte, President and
Chief Executive Officer

We, the undersigned directors and officers of Janel Corporation (the “Registrant”) hereby severally constitute and appoint Dominique Schulte, individually, with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said  may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our named in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Dominique Schulte may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.

Signature	Title	Date

/s/ Dominique Schulte	President, Chief Executive	February 23, 2021
Dominique Schulte	Officer and Director

/s/ Vincent Verde	Treasurer and	February 23, 2021
Vincent Verde	Secretary

/s/ Gerard van Kesteren	Director	February 23, 2021
Gerard van Kesteren

/s/ Brendan Killackey	Director	February 23, 2021
Brendan Killackey

/s/ John J. Gonzalez, II	Director	February 23, 2021
John J. Gonzalez, II

/s/ Gregory J. Melsen	Director	February 23, 2021
Gregory J. Melsen